  Exhibit 99.1

Flux FY’18 Revenue Rose 357% to $4.1M; Anticipates FY’19 Lithium-Ion Battery
Revenue More Than Doubling on Growing Large Customer Demand
Flux Sidoti Conference Webcast Today, Sept. 27 at 8:00 am ET

Vista, CA – September 27, 2018 -- Flux Power Holdings, Inc. (OTCQB: FLUX), a developer of advanced lithium industrial batteries for electric forklifts and airport ground support equipment (GSE), today reported results for its fourth quarter (Q4’18) and fiscal year ended June 30, 2018 (FY‘18).

Flux is targeting an estimated $10B market opportunity to provide lithium-ion batteries to power forklifts and airport ground service equipment – replacing decades-old lead-acid battery chemistry with a better performing, more convenient and energy efficient solution with a lower total cost of ownership.

Flux CEO Ron Dutt, commented, “After five years of development, customer piloting, technical approvals, OEM dialogues and initial deployments, the market for lithium-ion motive power batteries is here and gaining momentum. A growing number of Fortune 500 companies are discovering the clear benefits this more efficient solution can bring to enhancing their materials handling operations. This awakening demand is at the root of our positive outlook for Flux.”

Highlights:

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Q4’18 revenue rose 800% to $1.1 million, versus $121,000 in the fourth quarter of fiscal 2017 ended June 30, 2017 (Q4’17). Q4’18 revenue included $261,000 in airport ground service equipment batteries shipped to a global aviation services provider.

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FY’18 revenue rose 357% to $4.1 million from $902,000 in fiscal year ended June 30, 2017 (FY’17). FY’18 was a watershed year in the accelerating adoption of Flux’s lithium-ion “LiFT Pack” batteries to replace lead-acid chemistry. Major customers also began to purchase Flux LiFT Packs for new forklift orders, building on initial traction for LiFT Packs as a replacement to end-of-life lead-acid batteries.

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Flux completed development in FY’18 of several higher capacity LiFT Packs to power larger forklifts such as Class 1 Counterbalance forklifts, Class 2 Reach Trucks, and Class 3 End Riders. Depending on configuration and required power capacity, Flux End Rider packs, Class 2 Reach Truck packs, and Class 1 LiFT Packs are up to 2 times, 4-5 times, and 5-6 times, respectively, the average price of its entry-level LiFT Packs for walkie pallet jacks.

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End-Rider Batteries in Advanced Stages of Evaluation – Flux delivered its new Class 3 End Rider Lift Pack demonstration units to a handful of customers, OEM’s and equipment dealers in FY’18. The evaluations have gone well and progressed into procurement dialogues. Flux expects these dialogues to result in initial orders over the next three-four months.

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Flux has a current order backlog of $2.0 million, and it also has significant sales opportunities in advanced stages of discussion.
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Includes a $350,000 order to provide LiFT Pack batteries and related chargers to a Midwest automotive parts supplier, primarily for Class 1 forklifts. The customer is converting from propane power to electric counterbalance trucks built by a leading European OEM and powered by Flux lithium-ion batteries. Delivery and revenue recognition is expected in November 2018.
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Includes an $0.8 million initial order with a Fortune 100 customer for Class 1 and 2 LiFT Packs to be shipped in October 2018. Flux is working to finalize a Global Master Purchase Agreement with this customer, and it anticipates further Class 1 Lift Pack orders from this customer in FY’19.

FY’19 Outlook
Flux anticipates FY’19 revenue to more than double FY’18 revenue based on the strength of its sales to date in the first quarter of FY’19, its current order backlog and its outlook for order activity for the balance of FY’19. Flux anticipates growing adoption of its larger and higher price point Class 1, Class 2 and Class 3 End Rider batteries, along with continued penetration of the Class 3 Walkie pallet jack space. Flux also expects to achieve solid progress enhancing gross margin during FY’19 as it implements a range of design and sourcing improvements while also benefitting from growing economies of scale and a reduction in promotional pricing.

FY’18 Operating Results
Flux’s FY’18 revenues rose 357% to $4,118,000 compared to $902,000 in FY’17, reflecting initial commercial scale deployments to two major customers beginning in November 2017, growing production capabilities and rising interest in lithium storage solutions. During FY’18 Flux invested in general engineering and design, developed battery packs for the End Rider and Class 1 and 2 forklift markets and revitalized its sales blueprint, including direct introductions to certain large end-user accounts.

Cost of goods sold increased to $4,913,000 in FY’18 from $1,622,000 in FY’17, reflecting increased production volumes, associated costs and warranty expense for first generation units. The cost of materials per LiFT Pack in FY’18 decreased compared to FY’17 as higher production volumes enabled modest improvements in materials and component pricing. Flux continued to experience negative gross margins in FY’18 due to higher costs from low volume purchasing, promotional pricing, and higher-cost first generation designs, particularly for the GSE product launch. Flux is working to enhance gross margins through a planned combination of sourcing initiatives, lower prices from higher volume purchasing, and expected growing economies of scale.

Selling and administrative expenses increased to $3,462,000 in FY’18 from $2,404,000 in FY’17, principally due to additional cash and stock-based compensation expense related to new hires in sales, marketing, engineering and manufacturing and assembly, along with increased marketing expense to support new products and legal fees related to completed fund raising.

Research & development expenses increased to $1,956,000 in FY’18 from $1,052,000 in FY’17, reflecting development costs supporting the full product line as well as LiFT Pack design improvements, Flux’s net loss increased to $6.97M ($0.27 per share) in FY’18 from $4.44M ($0.18 per share) in FY’17 mainly due to higher operating expenses and increased interest expense. Per share results are based on of 25.4M and 24.5M weighted average basic shares at the end of FY’18 and FY’17, respectively, reflecting the weighted average impact of the issuance of 5.7M common shares in a $4M private placement near the close of FY’18. Share figures have been adjusted to reflect Flux’s 1-for-10 reverse split implemented on August 18, 2017.

Q4’18 Operating Results
Q4’18 revenue increased 800% to $1,098,000 compared to $121,000 in Q4’17, driven by higher walkie LiFT Pack sales and the sale of airport GSE packs to one of the largest global aviation industry’s provider of cargo and aircraft ground handling services.

Q4’18 cost of goods sold increased to $1,185,000 compared to $238,000 in Q4’17, principally reflecting higher production volumes. Selling and administrative expenses increased to $1,084,000 in Q4’18 from $562,000 in Q4’17, principally reflecting increased staffing to support growth. Research & development expenses increased to $515,000 in Q4’18, compared to $280,000 in Q4’17 as Flux progressed development of higher capacity battery packs for larger equipment. Flux’s Q4’18 net loss increased to $1,926,000 from $1,058,000 in Q4’17, principally reflecting higher operating costs and interest expense.

Flux Financing and Capital Structure:
Flux has funded its working capital through a combination of borrowings under an Unrestricted Line of Credit and an Inventory Line of Credit both from Flux’s largest shareholder, Esenjay Investments, LLC, as well as through private placements of common stock. Flux also raised $4 million in FY’18 from the private placement of common stock at $0.70 per share in May and June 2018.

There was $7.9M outstanding as of June 30, 2018 under a $10M Unrestricted Line of Credit, convertible into common stock at $0.60 per share, and $2.4M outstanding as of June 30, 2018 under a $5M Inventory Line of Credit. Flux’s largest shareholder has committed to converting the entire outstanding balance of the unrestricted Line of Credit into restricted Flux common stock on or before January 31, 2019.

CEO, Ron Dutt, added, “Fiscal 2018 was a watershed year for Flux in all respects. We achieved a meaningful increase in commercial delivery of LiFT Packs for Walkie pallet jacks relative to the prior year, introduced LiFT Packs for larger forklifts, and key products of airport ground support equipment. We solidified our production capabilities, and also expanded our high caliber, experienced sales team to strengthen our industry relationships and enhance our reach into national accounts.

“We are off to a solid start so far in fiscal 2019 and are encouraged by the interest we are seeing across our customer and industry relationships. Based on our industry experience, time-tested design and engineering, OEM approvals, customer relationships and expanded product reach, we believe Flux is an industry leader, and is well positioned to grow sales of a full forklift product line of battery packs in Fiscal 2019 and beyond.”

Sidoti Fall 2018 Conference Webcast Details:
Date / Time:
Thursday, September 27 at 8:00 am ET
Live Webcast / Replay URL:
http://www.fluxpwr.com/investors/
Submit Questions:
via email to flux@catalyst-ir.com or call our IR firm 212 924 9800

About Flux Power Holdings, Inc. (www.fluxpwr.com)
Flux Power develops advanced lithium-ion batteries for industrial uses, including its first-ever UL 2271 Listed lithium-ion “LiFT Pack” forklift batteries. Flux solutions utilize its proprietary battery management system and in-house engineering and product design. Flux batteries deliver improved performance, extended cycle life and lower total cost of ownership than legacy lead-acid solutions. Flux sells primarily to lift equipment OEM’s, their dealers and battery distributors. Current products include advanced battery packs for motive power in the lift equipment and airport ground support markets.

This release contains projections and other "forward-looking statements" relating to Flux’s business, that are often identified by the use of "believes," "expects" or similar expressions. Forward-looking statements involve a number of estimates, assumptions, risks and other uncertainties that may cause actual results to be materially different from those anticipated, believed, estimated, expected, etc. Such forward-looking statements include the development and success of new products, projected sales, the Company’s ability to timely obtain UL Listing for its products, the Company’s ability to fund its operations, distribution partnerships and business opportunities and the uncertainties of customer acceptance of current and new products. Actual results could differ from those projected due to numerous factors and uncertainties. Although Flux believes that the expectations, opinions, projections, and comments reflected in these forward-looking statements are reasonable, they can give no assurance that such statements will prove to be correct, and that the Flux’s actual results of operations, financial condition and performance will not differ materially from the results of operations, financial condition and performance reflected or implied by these forward-looking statements. Undue reliance should not be placed on the forward-looking statements and Investors should refer to the risk factors outlined in our Form 10-K, 10-Q and other reports filed with the SEC and available at www.sec.gov/edgar. These forward-looking statements are made as of the date of this news release, and the Company assumes no obligation to update these statements or the reasons why actual results could differ from those projected.

Flux, Flux Power and associated logos are trademarks of Flux Power Holdings, Inc. All other third party brands, products, trademarks, or registered marks are the property of and used to identify the products or services of their respective owners.

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Media & Investor Relations:
David Collins and Chris Eddy
Catalyst IR
212-924-9800
flux@catalyst-ir.com

FLUX POWER HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

* figures in thousands, except per share data

	Three months ended June 30,		Twelve months ended June 30,
	2018	2017	2018	2017
Net revenue	$1,098	$121	$4,118	$902
Cost of sales	1,185	238	4,913	1,622
Gross loss	(87)	(117)	(795)	(720)

Operating expenses:
Selling and administrative expenses	1,084	562	3,462	2,404
Research and development	515	280	1,956	1,052
Total operating expenses	1,599	842	5,418	3,456
Operating loss	(1,686)	(959)	(6,213)	(4,176)

Other income (expense):
Change in fair value ofderivative liabilities	-	-	-	14
Interest expense	(240)	(99)	(752)	(273)
Net loss	$(1,926)	$(1,058)	$(6,965)	$(4,435)

Net loss per share - basic and diluted	$(0.07)	$(0.04)	$(0.27)	$(0.18)

Weighted average number of common shares outstanding - basic and diluted	26,222	25,555	25,394	24,544